EXHIBIT 10.66

                                October 15, 1999

Via Regular Mail
Mr. Vincent M. Brigham
Brigham Land Management Company
P.O. Box 780375
Oklahoma City, OK  73116


         Re:      Amendment to Consulting Agreement
                  Work Performed Within Angleton Project

Dear Vincent:

     This letter agreement shall set forth the agreement between Brigham Oil & Gas, L.P.'s ("BOG") and Brigham Land Management Company, Inc. ("BLM") to amend that certain Consulting Agreement dated August 1, 1998, by and between BOG and BLM (the "Consulting Agreement") with respect to certain work that is to be performed by Vincent M. Brigham within BOG's Angleton Project (as described on Exhibit "A" which is attached hereto).

     Anything to the contrary contained in the Consulting Agreement notwithstanding, BOG and BLM (BOG and BLM being sometimes collectively referred to herein as the "Parties") agree that any land work performed by Vincent M. Brigham related to BOG's Angleton Project, between September 6, 1999 and the earlier to occur of such time as either BOG or BLM notifies the other that this amendment is terminated or December 6, 1999 (such time period being hereinafter referred to as the "Amendment Term"), shall be governed by the following terms:

(1) The Fee (as defined in the Consulting Agreement) for any work performed by Vincent M. Brigham shall be $357.50 per day.

(2) BOG shall not be required to pay the Fees, costs or expenses related to consulting services provided by Vincent M. Brigham, before December 15, 1999; however, BLM shall continue to invoice BOG on a bi-monthly basis for all work performed and all costs and expenses incurred in performing such work in accordance with the terms of the Consulting Agreement. On or before December 6, 1999, BOG shall elect whether to pay BLM for the consulting services and expenses which have been provided and incurred by BLM during the Amendment Term with cash or with an equivalent overriding royalty as set forth below:

     (A) In the event that BOG elects to pay for such consulting services and expenses with cash, BOG will pay BLM for such consulting services within 15 days of BOG's receipt of BLM's invoices for all of the consulting services and expenses provided and incurred by Vincent M. Brigham during the Amendment Term.


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     (B)  In the event that BOG elects to pay for such  consulting  services and expenses with an equivalent overriding royalty, the BOG Participants (as defined below) shall grant BLM an overriding royalty (the "BLM ORRI") burdening the BOG Participants' interests in the first 4 Net Wells (as defined below), if any, that are drilled by the BOG Participants within the Angleton Project within 10 years from the date of this letter amendment. The amount of the BLM ORRI shall equal the product obtained by multiplying (i) the product obtained by dividing
          (a) the total of the Fees and expenses for the consulting services performed by Vincent M. Brigham during the Amendment Term by (b) $10,000, times (ii) .25. The assignment of the BLM ORRI for each well shall be in the form which is attached hereto as Exhibit B, but shall not be required to be completed and executed until immediately preceding the commencement of actual drilling operations for the well. The Parties recognize that the BLM ORRI only burdens the BOG Participants' interests in the first 4 Net Wells, if any, which are drilled within the Angleton Project within such 10 year period. As such, in the event that any other party participates in the drilling of any the subject wells, the BLM ORRI will be proportionately reduced to the total of the BOG Participants' working interest in the well.

     (C) For purposes of this letter agreement, a "BOG Participant" shall be anyone that BOG assigns part of its interest in oil and gas leasehold or mineral interests that are located within the Angleton Project, insofar and only insofar as the interest which is assigned by BOG to such party. For example, in the event that BOG assigns to hypothetical ABC Company an undivided 25% of BOG's interest in hypothetical Lease A covering an undivided 50% of the minerals in hypothetical Tract 1 which covers 100 gross acres in the Angleton Project, for purposes of this letter agreement, ABC Company would be deemed to be a BOG Participant with respect to such 25% of BOG's interest in Lease A. However, in the event that ABC Company already owned or subsequently acquired hypothetical Lease B which covers the remaining undivided 50% of the minerals in Tract 1 from someone other than BOG, ABC Company would not be deemed to be a BOG Participant with respect to its interest in Lease B.

     (D) For purposes of this letter agreement, the number of Net Wells shall be calculated by the BOG Participants total working interest in the wells drilled to date. For every 100% of working interest held by BOG Participants in wells, one Net Well shall be deemed to have existed. For example, in the event that at a given point in time, the BOG Participants have participated in the drilling of 3 wells within the Angleton Project, the BOG Participants having a total of a 40% working interest in the first well, 15% working interest in the second well, and 70% working interest in the third well, in such event, for purposes of this letter agreement, 1.25 Net Wells would have been drilled by BOG and BLM's ORRI would burden the BOG Participants' interest in each of those 3 wells. In the event that BOG participates in more than 4 Net Wells prior to the expiration of 10 years from the date hereof, BLM's ORRI would burden all of the BOG Participants' interests in the first wells that are spud by the BOG Participants within the Angleton Project which are necessary to cause BLM's ORRI to burden 4 Net Wells and in the event that the last well which would be burdened by the BLM ORRI would cause the BLM ORRI to burden more than 4 Net Wells, the BLM ORRI in the last well necessary to cause the BLM ORRI to burden 4 Net Wells would be proportionately reduced such that the BLM ORRI burdens exactly 4 Net Wells. For example, in the event that the BOG Participants have a 50% working interest in the first well, a 75% working interest in the second well, an 85% interest in the third well, a 90% working interest in the fourth well, a 70% working interest in the fifth well and a 65% working interest in the sixth well drilled by the BOG Participants within the Angleton Project, the BLM ORRI would burden all of the BOG Participants' interests in the first 5 wells drilled and would burden only 46.154% of the BOG Participants' interests in the sixth well drilled, calculated as follows:

          First 5 wells = 3.7 Net Wells

          .3 Net Wells needed out of the 6th well to equal exactly 4 Net Wells .65X=.3
          X=.3/.65
          X=46.154%.

These terms replace all compensation provisions contained in the Consulting Agreement insofar as they would apply to work related to BOG's Angleton Project performed by Vincent M. Brigham during the Amendment Term. These terms shall not apply to any work performed by other employees, agents or contractors of BLM, which work, if any, shall continue to be governed by the terms of the Consulting Agreement as originally drafted. Anything to the contrary contained in the Consulting Agreement notwithstanding, during the Amendment Term, BLM shall not have the right to have anyone other than Vincent M. Brigham perform consulting services within the Angleton Project without BOG's prior written consent.

     All other terms of the Consulting Agreement, except as specifically modified herein, shall continue in full force and effect.

     If this letter agreement correctly sets forth the agreement between BOG and BLM with respect to the amendment to the Consulting Agreement, we ask that BLM execute the duplicate originals of same below.

                                            Sincerely,
                                            BRIGHAM OIL & GAS, L.P.

                                            /s/ David T. Brigham
                                            David T. Brigham
                                            Vice President

AGREED AND ACCEPTED EFFECTIVE AS OF SEPTEMBER 6, 1999:

BRIGHAM LAND MANAGEMENT COMPANY, INC.


By:   /s/ Vincent M. Brigham

Vincent M. Brigham, President